Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD, 72EE, 73A, 73B, 74U and 74V correctly, the correct answers are as follows:

	A	B	C
72DD)	n/a	n/a	n/a
72EE)	n/a	n/a	n/a
73A)	n/a	n/a	n/a
73B)	n/a	n/a	n/a
74U)	9762	823	841
74V)	7.36	5.51	6.35